Exhibit 99.1

GoDaddy Inc. Announces Proposed Follow-on Offering by Stockholders
SCOTTSDALE, Ariz., April 5, 2016 /PRNewswire/ - GoDaddy Inc. (NYSE: GDDY), the world’s largest technology provider dedicated to small businesses, announced today that it is commencing an underwritten public offering of shares of its Class A common stock offered by certain of its existing stockholders. GoDaddy will not receive any proceeds from the sale of the shares by the selling stockholders.
The existing stockholders are offering 16,500,000 shares of Class A common stock in the offering as well as any shares to be sold to the underwriters pursuant to their option to purchase 2,475,000 additional shares. Existing stockholders selling in the offering include, but are not limited to, entities affiliated with Kohlberg Kravis Roberts & Co. L.P., Silver Lake Partners, Technology Crossover Ventures, and YAM Special Holdings, Inc. (formerly known as The Go Daddy Group, Inc.), an entity wholly owned by our founder, Bob Parsons, as well as certain of the Company’s officers and other employees.
Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are acting as lead joint bookrunners for the offering. Barclays Capital Inc., Deutsche Bank Securities Inc. and RBC Capital Markets, LLC are acting as book-running managers for the offering. KKR Capital Markets LLC, JMP Securities LLC, Oppenheimer & Co. Inc. and Piper Jaffray & Co. are acting as co-managers for the offering.
An automatically effective registration statement relating to these securities was filed with the Securities and Exchange Commission on April 4, 2016. The offering is being made only by means of an effective shelf registration statement, including a preliminary prospectus supplement and final prospectus supplement, copies of which may be obtained, when available, from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; or from Citigroup Global Markets Inc., c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About GoDaddy
GoDaddy’s mission is to radically shift the global economy toward small businesses by empowering people to easily start, confidently grow and successfully run their own ventures. With 14 million customers worldwide and 62 million domain names under management, GoDaddy gives small business owners the tools to name their idea, build a beautiful online presence, attract customers and manage their business.
Investor Contact:
Marta Nichols, Vice President, Investor Relations
669.600.5812
investors@godaddy.com

Press Contact:
Karen Tillman, Chief Communications Officer
480.366.3183
pr@godaddy.com